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                                                                    EXHIBIT 10.2

                       CONVERTIBLE SECURED PROMISSORY NOTE

$__________                                                       Maturity Date:
                                                              November ___, 2004

         FOR VALUE RECEIVED, Northwest Biotherapeutics, Inc. (the "Maker") hereby promises to pay to the order of _____________________ or his/her successors, assigns and legal representatives (the "Holder"), at [_________[address]_________], or at such other location as the Holder may designate from time to time, the aggregate principal sum of $______________ (___________ Dollars), in lawful money of the United States of America, together with interest thereon.

         1. Maturity Date. The aggregate principal amount of this Note and accrued interest thereon shall be due and payable on November ___, 2004 (the "Maturity Date").

         2. Calculation of Interest. This Note shall bear interest at a rate equal to the Prime Rate, as published in the Wall Street Journal (the "Prime Rate") plus two percent (2%) per annum. Interest hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         3. Interest on Overdue Amounts. If the Maker fails to pay any amount hereunder when due, whether on the Maturity Date, upon acceleration or otherwise, and such failure continues for a period of five (5) business days or more, interest shall thereafter accrue on any overdue amounts at a rate equal to the Prime Rate plus eight percent (8%) per annum until paid in full.

         4. Prepayment. The Maker may prepay this Note and all interest accrued hereon in whole, but not in part, upon not less than five business days' prior written notice to the Holder.

         5.       Conversion.

                  (a) At any time on or prior to the Maturity Date, the Holder shall have the right to convert all, but not less than all, of the principal of and accrued interest on this Note into a number (rounded down in the case of any fractional shares) of fully paid and non-assessable shares of Common Stock, par value $.001 per share, of the Maker ("Common Stock") equal to the amount being converted divided by $0.________. [Insert closing price on date of closing.]

                  (b) To effect the conversion of this Note, the Holder shall surrender this Note to the Maker together with a written notice of conversion specifying the date on which such conversion is to be effected, which date may not be less than two business days after the date of such notice, unless the Maker consents to an earlier date (such date,

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the "Conversion Date") and a representation letter to the Maker containing customary private placement representations and warranties so that the issuance of the shares of Common Stock upon conversion of this Note shall be exempt from registration under the Securities Act of 1933, as amended. Promptly following the Conversion Date, the Maker shall issue to the Holder the shares of Common Stock into which this Note has been converted, registered on the books of the Maker in the name of the Holder or its nominee and shall mail the certificate(s) representing such shares to the Holder at the address specified by the Holder. From and after the Conversion Date, the Holder shall be treated for all purposes as the owner of the shares of Common Stock into which this Note has been converted and the certificate(s) for such shares shall be issued as of the Conversion Date. As used herein, "business day" means a day, other than a Saturday or Sunday, on which commercial banks in Seattle are open for the general transaction of business.

                  (c) Notwithstanding the other provisions of this Section 5, the principal of and accrued interest on this Note shall automatically be converted into that number of fully paid and non-assessable shares of Common Stock equal to the amount being converted divided by the price per share of any shares issued or deemed to be issued in a Qualifying Financing. As used herein, the term "Qualifying Financing" means the receipt by Maker of gross proceeds aggregating at least $1 million resulting from any combination of (i) sales by Maker to one or more accredited investors of shares of its Common Stock and/or securities convertible into, exercisable for or exchangeable for shares of Common Stock; and (ii) licensing revenues arising under any License or Licenses, as the term License is defined in the Security Agreement, that are newly entered into after the date of the Transaction Documents. In the event that Maker engages in a Qualifying Financing solely by virtue of receiving licensing revenues pursuant to clause (ii) above, then, subject to the following sentence, this Note shall automatically be converted in accordance with the conversion price required by Section 5(a). The conversion price as required by Section 5(a) or the price per share of shares issued, if any, in a Qualifying Financing (in each case the "Conversion Price") shall be appropriately adjusted for stock splits, reverse stock splits, reclassifications, recapitalizations, or other similar occurrences affecting the number of shares of Common Stock outstanding or the number of shares of Common Stock outstanding.

                  (d) The Maker shall, prior to any conversion of this Note by the Holder or any automatic conversion of this Note pursuant to Section 5(c), have reserved a sufficient number of duly authorized shares of Common Stock to satisfy the conversion rights granted to the Holder hereunder.

                  (e) In the event that this Note is converted pursuant to a Qualifying Financing, and investors purchasing in such Qualifying Financing receive registration rights with respect to securities purchased in that financing, then the Holder of shares of Common Stock received upon conversion of this Note shall be entitled to the benefit of registration rights with respect thereto, such rights to be not less favorable to the Holder than those afforded investors in the Qualifying Financing.

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         6.       Representations and Warranties. The Maker hereby represents and warrants to the Holder as follows:

                  (a) The Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its property and assets and to carry on its business as presently conducted.

                  (b) The Maker has full corporate power and authority to execute and deliver this Note, the warrants to be issued to the Holder in consideration of this Note (the "Warrants"), the Security Agreement, dated of even date herewith (the "Security Agreement and, together with the Note and the Warrants, the "Transaction Documents"), and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. Each of the Transaction Documents has been duly authorized, executed and delivered by the Maker and constitutes a valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms.

                  (c) No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person or entity is necessary for the execution, delivery or performance of this Note or the other Transactions Documents or the consummation of the transactions contemplated hereby or thereby, other than customary post-sale filings required under federal and state securities laws all of which shall be made when due.

                  (d) The shares of Common Stock issuable upon conversion of this Note in accordance with its terms have been duly authorized and reserved for issuance, and when issued upon the due conversion of this Note, shall be validly issued, fully paid and non-assessable. The shares of Common Stock issuable upon the exercise of the Warrants in accordance with their terms have been duly authorized and reserved for issuance, and when issued upon the due exercise of the Warrants, shall be validly issued, fully paid and non-assessable.

         7. Events of Default. Each of the following shall constitute an "Event of Default" hereunder:

                  (a) The Maker shall fail to pay any amount under this Note when due (whether at the Maturity Date, upon acceleration or otherwise);

                  (b) Any representation or warranty made by the Maker in this Note or the other Transaction Documents shall have been untrue or misleading in any material respect when made;

                  (c) The Maker fails to make a required payment or payments on indebtedness for borrowed money of Twenty-Five Thousand Dollars ($25,000) or more in aggregate principal amount;

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                  (d)      There shall have occurred an acceleration of the
stated maturity of any indebtedness for borrowed money of the Maker of Twenty-Five Thousand Dollars ($25,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten
(10) days of receipt by the Maker of notice of such acceleration);

                  (e) Any Event of Default shall have occurred and be continuing under the Security Agreement;

                  (f) The Maker shall merge or consolidate with or into any other person or entity, sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing, except as may be deemed to occur as a result of the consummation of a Qualifying Financing;

                  (g) One or more judgments in an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000) shall have been rendered against the Maker and such judgment or judgments remain undischarged or unstayed for a period of sixty (60) days after such judgment or judgments become or became, as the case may be, final and unappealable; or

                  (h) The Maker shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Maker; or the Maker is generally not paying its debts as they become due by means of available assets, or has made a general assignment for the benefit of creditors; or the Maker files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against the Maker seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Maker or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within sixty (60) days after the expiration of any such stay, such order or appointment shall not have been vacated (collectively, "Insolvency Events").

                  Upon the occurrence of any Event of Default, the Holder may, at its option, declare all amounts due hereunder to be due and payable immediately and, upon any such declaration, the same shall become and be immediately due and payable. If an

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Insolvency Event occurs, then all amounts due hereunder shall become immediately due and payable without any declaration or other act on the part of the Holder. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under the Security Agreement. If an Event of Default occurs, the Maker shall pay to the Holder the reasonable attorneys' fees and disbursements and all other out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder and under the Security Agreement.

         8. Secured Obligation. This Note is one of the Notes referred to in the Security Agreement and is secured by the collateral described therein (collectively, the "Collateral"). The Security Agreement grants the Holder certain rights with respect to the Collateral upon an Event of Default.

         9. Waiver of Presentment, Demand and Dishonor. The Maker hereby waives presentment for payment, protest, demand, notice of protest, notice of non-payment and diligence with respect to this Note, and waives and renounces all rights to the benefit of any statute of limitations or any moratorium, appraisement, exemption or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

         No failure on the part of the Holder hereof to exercise any right or remedy hereunder with respect to the Maker, whether before or after the happening of an Event of Default, shall constitute a waiver of any future Event of Default or of any other Event of Default. No failure to accelerate the debt of the Maker evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right the Holder may have, whether by the laws of the state governing this Note, by agreement or otherwise; and the Maker hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

         10. Amendment; Waiver. No modification, alteration, waiver or change of any of the provisions hereof shall be effective unless in writing and signed by the Maker and the Holder and, then, only to the extent set forth in such writing.

         11. Governing Law; Consent to Jurisdiction; Dispute Resolution. This Note shall be binding upon the Maker and its successors, assigns and legal representatives. The validity, construction and interpretation of this Note will be governed, and construed

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in accordance with, the laws of the State of Washington. This Note shall be governed by dispute resolution procedure set forth in Section 9.11(b) of the Security Agreement.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

ATTEST:                                     NORTHWEST BIOTHERAPEUTICS, INC.

_____________________                       By: _____________________________
Name:                                       Name:
                                            Title:

Dated: November ___, 2003

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